Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We have issued our report dated July 30, 2007, (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the application of Statement of Financial Accounting Standards No. 123(R), Share-Based Payments, as of June 1, 2006) accompanying the financial statements of Protalex, Inc. as of and for the year ended May 31, 2007, contained in the Registration Statement and Prospectus. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and consent to the use of our name as it appears under the caption “Experts.”

/s/ Grant Thornton LLP

Philadelphia, Pennsylvania July 30, 2007